Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and First Nine Months of Fiscal 2021

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 5, 2021--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and nine months ended June 26, 2021.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We continue to respond well to ongoing challenges with labor supply as well as some disruptions to product availability and distribution. We appreciate the hard work and dedication of our associates to maintain high levels of customer service in the face of these challenges.”

Third Quarter Results

Net sales totaled $1.28 billion for the quarter ended June 26, 2021, an increase of 7.4% compared with $1.19 billion for the quarter ended June 27, 2020.

Gross profit for the June 2021 quarter totaled $337.5 million, or 26.4% of sales. Gross profit for the June 2020 quarter was $324.7 million, or 27.3% of sales.

Operating and administrative expenses for the June 2021 quarter totaled $239.4 million compared with $234.6 million for the June 2020 quarter. Most of the increase was due to higher costs incurred to support increased sales.

Interest expense totaled $5.5 million for the three-month period ended June 26, 2021, compared with $9.7 million for the three-month period ended June 27, 2020. In June 2021, the Company issued $350 million of 4.00% Senior Notes due in 2031. Proceeds were used to redeem in July 2021 the remaining $295 million of 5.75% Senior Notes due in 2023. The Company continues to reduce higher rate debt and has refinanced debt at lower rates over the past twelve months.

Net income totaled $72.0 million for the three-month period ended June 26, 2021, compared with $62.8 million for the three-month period ended June 27, 2020. Basic and diluted earnings per share for Class A Common Stock were $3.88 and $3.79, respectively, for the quarter ended June 26, 2021, compared with $3.18 and $3.10, respectively, for the quarter ended June 27, 2020. Basic and diluted earnings per share for Class B Common Stock were each $3.52 for the quarter ended June 26, 2021, and $2.89 for the quarter ended June 27, 2020.

Nine Month Results

Net sales totaled $3.65 billion for the nine months ended June 26, 2021, an increase of 7.0% compared with $3.41 billion for the nine months ended June 27, 2020.

Gross profit for the nine months ended June 26, 2021, totaled $962.2 million, or 26.3% of sales. Gross profit for the nine months ended June 27, 2020, totaled $873.8 million, or 25.6% of sales.

Operating and administrative expenses totaled $714.5 million for the nine months ended June 26, 2021, and $685.0 million for the nine months ended June 27, 2020. Increased labor and other pandemic-related costs accounted for most of the increase.

Interest expense decreased to $18.1 million for the nine-month period ended June 26, 2021, compared with $31.8 million for the nine-month period ended June 27, 2020. Over the past twelve months the Company has reduced or refinanced higher rate debt. Market interest rates have also decreased, reducing the cost of some of the Company’s debt.

Net income totaled $178.0 million for the nine-month period ended June 26, 2021, compared with $120.7 million for the nine-month period ended June 27, 2020. Basic and diluted earnings per share for Class A Common Stock were $9.22 and $8.98, respectively, for the nine months ended June 26, 2021, compared with $6.13 and $5.96, respectively, for the nine months ended June 27, 2020. Basic and diluted earnings per share for Class B Common Stock were each $8.38 for the nine months ended June 26, 2021, compared with $5.57 of basic and diluted earnings per share for the nine months ended June 27, 2020.

Capital expenditures for the June 2021 nine-month period totaled $108.0 million, compared with $78.9 million for the June 2020 nine-month period. Capital expenditures are focused on stores that have already opened this fiscal year as well as stores scheduled to open later. The Company also continues to make ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $120 million to $140 million.

The Company currently has full availability under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2020 Form 10-K and 2021 Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 26,	June 27,	June 26,	June 27,
	2021	2020	2021	2020

Net sales	$1,277,465	$1,189,600	$3,652,463	$3,413,437
Gross profit	337,465	324,721	962,154	873,798
Operating and administrative expenses	239,410	234,597	714,459	684,971
Gain from sale or disposal of assets	2,530	1,339	3,645	4,412
Income from operations	100,585	91,463	251,339	193,239
Other income, net	678	626	2,016	1,031
Interest expense	5,529	9,715	18,125	31,848
Loss on early extinguishment of debt	1,083	----	1,082	3,719
Income tax expense (benefit)	22,677	19,621	56,160	37,970
Net income	$71,974	$62,753	$177,988	$120,733

Basic earnings per common share – Class A	$3.88	$3.18	$9.22	$6.13
Diluted earnings per common share – Class A	$3.79	$3.10	$8.98	$5.96
Basic earnings per common share – Class B	$3.52	$2.89	$8.38	$5.57
Diluted earnings per common share – Class B	$3.52	$2.89	$8.38	$5.57

Additional selected information:
Depreciation and amortization expense	$30,704	$28,956	$90,910	$86,313
Rent expense	$2,702	$2,464	$8,380	$7,431

Condensed Consolidated Balance Sheets (Unaudited)

	June 26,		Sept. 26,
	2021		2020
ASSETS
Cash and cash equivalents	$319,470		$6,904
Receivables-net	90,176		81,358
Inventories	380,501		366,824
Other current assets	10,251		15,100
Property and equipment-net	1,372,648		1,354,490
Other assets	74,446		74,623
TOTAL ASSETS	$2,247,492		$1,899,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$314,534		$19,306
Accounts payable, accrued expenses and
current portion of other long-term liabilities	271,036		304,507
Deferred income taxes	74,244		73,334
Long-term debt	586,715		586,198
Other long-term liabilities	86,670		96,623
Total Liabilities	1,333,199		1,079,968
Stockholders' equity	914,293		819,331
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,247,492		$1,899,299

Contacts

Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)